Exhibit 10.1

STANDARD PREMIUM FINANCE HOLDINGS, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of March 31, 2025 (the "Effective Date"), by and between Standard Premium Finance Holdings, Inc., a Florida corporation (the "Company"), and William Koppelmann ("Executive"). Where the context permits, references to "the Company" shall include the Company and any successor of the Company.

W I T N E S S E T H:

WHEREAS, effective as of May 12, 2016, Executive was appointed to serve as the Company’s President and Chief Executive Officer and as Chairman of the Company’s Board of Directors;

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of June 29, 2022 (the “Original Agreement”); and

WHEREAS, the Company and Executive mutually desire to enter into this Agreement, which amends and restates the Original Agreement and sets forth the terms and conditions of Executive's continued employment, and shall supersede and replace any other agreements in respect thereof, except as otherwise provided herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.    SERVICES AND DUTIES. Subject to Section 2 hereof, Executive shall, pursuant to the terms of this Agreement, be employed by the Company as the President and Chief Executive Officer (the "CEO") and shall report directly to the Company's Board of Directors (the "Board"). The principal location of Executive's employment with the Company shall be the same as Executive's principal location of employment as of the Effective Date, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons. During the Term (as defined in Section 2 hereof), Executive shall be a full-time employee of the Company and shall dedicate all of Executive's working time to the Company and shall have no other employment and no other business ventures which are undisclosed to the Company or which conflict with Executive's duties under this Agreement. Executive shall perform such duties as are normally associated with Executive's position, together with such additional duties, commensurate with Executive's position, as may be assigned to Executive from time to time by the Board. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) participating in trade associations or industry organizations which are related to the business of the Company or engaging in activities for charitable, civic or political organizations (including serving as a member of the board of such organization), (ii) engaging in personal investment activities for Executive and Executive's family that do not give rise to any conflicts of interest with the Company or its "Affiliates" (as defined below), or (iii) subject to the prior approval of the Board, which shall not be unreasonably withheld, serving as a member of the board of directors of any for-profit entity that does not give rise to any conflict of interests with the Company or its Affiliates, in each case so long as the activities in (i), (ii), and (iii) above do not interfere, individually or in the aggregate, with the performance of Executive's duties hereunder.

2.    TERM. Executive's continued employment under the terms and conditions of this Agreement shall commence on the Effective Date and shall expire on the fifth (5th) anniversary of the Effective Date (the "Initial Term"). The term of Executive's employment under this Agreement shall be automatically extended on each anniversary of the Effective Date commencing with the date of the scheduled expiration of the Initial Term for an additional one-year term (each, a "Renewal Term"). The Initial Term and any Renewal Term are collectively referred to herein as the "Term," and the Term shall continue as described in the preceding sentence unless either Executive or the Company has given written notice (a “Notice of Non-Renewal”) to the other no less than ninety (90) days prior to the expiration of the Term that the Term shall not be so extended. Notwithstanding the above, the Term shall earlier expire immediately upon the termination of Executive's employment pursuant to Section 5 hereof.

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3.    COMPENSATION.

(a)    Base Salary. Effective as of the Effective Date, the Company agrees to pay Executive a base salary in the amount of Two Hundred and Seventy Five Thousand dollars ($275,000) per annum (the "Base Salary"), payable in such installments as the Company pays its similarly placed employees (but not less frequently than each calendar month), subject to employee contributions to any health, welfare and/or retirement programs in which Executive is enrolled. Executive's Base Salary shall be reviewed annually (with such first annual review to occur with respect to Base Salary effective January 1, 2026) and may be increased from time to time at the Board's sole discretion, but in no event shall the Base Salary be reduced without Executive's approval.

(b)    Annual Bonus. In addition to the Base Salary, for each calendar year ending during the Term, Executive shall be eligible to receive a bonus ("Annual Bonus"), subject to the terms of the Company's incentive compensation plan for senior executive officers as in effect from time to time (the "Bonus Plan"), and any effective Performance-Based Cash Award Agreement between the Company and Executive, with a target Annual Bonus of one-hundred percent (100%) of the cumulative Base Salary paid to Executive during such calendar year (including base salary paid prior to the Effective Date). Provided Executive is employed as of December 31 of the applicable calendar year, the Annual Bonus in respect of such year shall be paid to Executive, in cash, no later than thirty (30) days following completion of the Company's audit for the applicable year, which the Company shall endeavor in good faith to complete within three (3) months following the last day of such year; provided, however, that in no event shall the Annual Bonus be paid to Executive prior to January 1 or later than December 31 of the year following the year to which such Annual Bonus relates.

(c)    Annual Long Term Incentive Compensation Awards. At least annually during the Term beginning in 2025 and beyond, the Compensation Committee of the Board shall consider Executive for a grant of long-term incentive awards at a level commensurate with Executive's position, and in a form and on terms no less favorable than as provided to other senior executive officers of the Company (the "Annual Long Term Incentives Awards"); provided, that any reduction to such annual awards shall be subject to clause (iii) of the definition of Good Reason (as defined below).

(d)    Existing Long-Term Incentive Awards. All long-term incentive awards made prior to the Effective Date shall continue to be governed by the applicable terms of such awards (such grants, together with any Annual Long Term Incentive Awards, the "LTI Awards"), subject to Sections 5(e) and 7 hereof.

(e)    Withholding. All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

4.    BENEFITS AND PERQUISITES.

(a)    Retirement and Welfare Benefits. During the Term, Executive shall be eligible to participate in all benefit plans made available to the Company's senior executive officers. Such benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as from time to time in effect. Nothing in this Section 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

(b)    Paid Time Off. During the Term, Executive shall be eligible to participate in the paid time off policy generally applicable to the Company's senior executive officers, as it may be amended from time to time.

(c)    Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive's duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

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5.TERMINATION. Executive's employment shall be terminated at the earliest to occur of the following: (i) the end of the Term, unless Executive agrees to continue employment with the Company on an at-will basis; (ii) the date on which the Board delivers written notice that Executive is being terminated for "Disability" (as defined below); or (iii) the date of Executive's death. In addition, Executive's employment with the Company may be earlier terminated (1) by the Company for "Cause" (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (2) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive or such other date as is reasonably designated by the Company; (3) by Executive for "Good Reason" (as defined below), effective on the date on which a written notice to such effect is delivered to the Company, but in no event prior to the expiration of the thirty (30) day period that the Company has to fully correct the circumstances giving rise to such Good Reason pursuant to this Agreement; or (4) by Executive at any time, effective thirty (30) days following the date on which a written notice to such effect is delivered to the Company.

(a)    For Cause Termination or Voluntary Resignation by Executive Without Good Reason. If Executive's employment with the Company is terminated by the Company for Cause, or if Executive voluntarily resigns his employment without Good Reason, Executive shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) any Annual Bonus earned but unpaid as of the date of termination for any previously completed year, payable as set forth in Section 3(b) hereof; (iii) reimbursement for any business expenses properly incurred by Executive prior to the date of termination in accordance with Section 4(d) hereof, payable on the Company's first regularly scheduled payroll date which occurs at least ten (10) days after the date of termination; and (iv) vested benefits, if any, to which Executive may be entitled under the Company's employee benefit plans as of the date of termination (collectively, the "Accrued Benefits"). For the avoidance of doubt, the LTI Awards shall be treated as provided in the applicable long-term incentive plan and award agreement governing such awards.

(b)    Termination by the Company without Cause or by Executive for Good Reason (Other than Within Eighteen (18) Months Following a Change in Control). In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason prior to the end of the Term, in each case other than within eighteen (18) months following a “Change in Control” (as defined below), and, with respect to clauses (ii), (iii) and (iv) below, Executive timely provides the Company with an enforceable “Release” (as defined below) in accordance with Sections 5(f) and 5(g) hereof, then Executive shall be entitled to, in each case if applicable as of the date of termination:

(i)    the Accrued Benefits;

(ii)    one-hundred and fifty percent (150%) of the sum of (A) the Executive's Base Salary at the current rate of Base Salary in effect at the date of termination or, if greater, before the occurrence of the circumstances giving rise to Good Reason and (B) the Executive’s target Annual Bonus for the year of termination;

(iii)    an Annual Bonus (to the extent earned under the terms of the Bonus Plan based on performance, but without regard to any requirement of continued employment) for the year of termination, pro-rated based on the number of days Executive was employed by the Company during such year and payable as set forth in Section 3(b) hereof (the "Pro-Rated Annual Bonus");

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(iv)    to the extent Executive is then eligible for, and elects COBRA continuation benefits pursuant to Section 4980B of the Code and Section 601, et. seq. of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), under the Company's medical plan (including dependent coverage where applicable) in accordance with the terms of the applicable plan, as such plan may be amended from time to time, the Company will continue to pay for current coverage (minus the amount of the then-applicable employee contribution portion) for a period of 18 months following termination of employment (exclusive of any tax consequences to the recipient(s) on resulting coverage or benefits) as if Executive were still an active employee of the Company (subject to the following provisions hereunder, the "Severance Benefits"). For the avoidance of doubt, the parties mutually agree any Severance Benefits paid during any period following the Executive’s termination shall run concurrently with the applicable COBRA continuation period and Executive shall be solely responsible for the full cost of any health premiums for the continuation of COBRA coverage which may extend past such period, if any. Notwithstanding the foregoing, Executive's Severance Benefits coverage shall end earlier than 18 months following termination of employment as follows (A) the date of any material breach of the provisions of this Agreement by Executive, or (B) the date Executive first becomes eligible for medical coverage under another employer's plan, program or other arrangement of any type or description, without regard to whether Executive neglects, refuses or otherwise fails to take any action required for enrollment in such other plan, program or other arrangement. Executive shall provide notice to the Company in writing within seven (7) days of becoming eligible for any such alternate coverage; and

(v)    the treatment of the LTI Awards as provided in the applicable long-term incentive plan and award agreement governing such awards.

(c)Death or Disability. If Executive's employment is terminated by reason of Executive's death or Disability prior to the end of the Term, in lieu of any other payments or benefits, Executive (or Executive's beneficiary or estate, as applicable) shall be entitled to (i) the Accrued Benefits, and (ii) the Pro-Rated Annual Bonus, subject, in the event Executive's employment is terminated by reason of Disability, to Executive's timely provision to the Company of the Release in accordance with Sections 5(f) and 5(g) hereof. For the avoidance of doubt, the LTI Awards shall be treated as provided in the applicable long-term incentive plan and award agreement governing such awards.

(d)    Termination by the Company without Cause or by Executive for Good Reason Within Eighteen (18) Months Following a Change in Control. If Executive’s employment is terminated by the Company other than for Cause or by Executive for Good Reason prior to the end of the Term, in each case within eighteen (18) months following a Change in Control, and, with respect to clauses (ii), (iii) and (iv) below, Executive timely provides the Company with the Release in accordance with Sections 5(f) and 5(g) hereof, then Executive shall be entitled to, in each case if applicable as of the date of termination:

(i)    the Accrued Benefits;

(ii)    two-hundred percent (200%) of the sum of (A) the Executive's Base Salary at the current rate of Base Salary in effect at the date of termination or, if greater, before the occurrence of the circumstances giving rise to Good Reason and (B) the Executive’s target Annual Bonus for the year of termination;

(iii)    the target Annual Bonus for the year of termination, pro-rated based on the number of days Executive was employed by the Company during such year;

(iv)    the Severance Benefits; and

(v)    the treatment of the LTI Awards as provided in the applicable long-term incentive plan and award agreement governing such awards.

(e)    Non-Renewal. Termination of Executive's employment within thirty (30) days of the end of the Initial Term or any Renewal Term following the provision of a Notice of Non-Renewal by the Company shall be treated as a termination of Executive's employment without Cause, including for purposes of Section 5(b) and 5(d) (and shall be treated as having occurred prior to the end of the Term for purposes thereof), and for purposes of any LTI Award.

(f)    Payment of Severance Pay and Severance Benefits. Severance amounts under Section 5(b)(ii) will be paid to Executive in periodic installments over eighteen (18) months on the Company's regular payroll dates (the “Severance Pay Period”), with such payments commencing as of the Severance Commencement Date (as defined below). Severance amounts under Section 5(d)(ii) and 5(d)(iii) will be paid to Executive in a lump sum on the Severance Commencement Date. For purposes of this Agreement, “Severance Commencement Date” means the first payroll period commencing on or after the date the Release becomes effective and after the expiration of the seven (7) day revocation period (as described in Section 5(g) hereof). Notwithstanding anything to the contrary in this Agreement, payments of amounts under Section 5(b)(ii) and (iii), the Pro-Rata Bonus under Section 5(c) if Executive’s employment is terminated by reason of Disability, and amounts under Section 5(d)(ii) and (iii) (as applicable, the “Severance Pay”), and continued provision of the Severance Benefits, shall be conditioned on Executive having signed and returned a Release and the seven (7) day revocation period (as described in Section 5(g) hereof) for the signed Release having expired, in all instances, within sixty (60) days of Executive’s termination date (the “Release Period”). If a signed Release is not returned, Executive revokes the Release or the seven (7) day revocation period has not expired within the Release Period, Executive shall forfeit all Severance Pay and the right to any continued Severance Benefits (as of the date of revocation or the Severance Commencement Date, whichever is earlier). All taxes and other deductions required by law, and any additional undisputed sums owing the Company shall be deducted from any Severance Pay and/or Severance Benefits. Any benefits that accrue under this Section 5, if any, are net of any such amount other than taxes and other deductions required by law. Notwithstanding the foregoing, if the Release Period begins in one calendar year (the “earlier year”) and ends in the subsequent calendar year, then in no event shall any payment under this Section 5 that is contingent upon the return and effectiveness of the Release be made in the earlier year and, if such payment is delayed under this sentence to the subsequent year (and is otherwise required to be made under this Agreement), such payment shall be made as soon as administratively practicable in the subsequent year and the remaining payments shall continue until the expiration of the Severance Pay Period, if applicable, subject to the provisions of this Agreement.

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(g)    Waiver and Release.

(i) In order to receive the Severance Pay or to continue to receive the Severance Benefits provided for under this Section 5, Executive must execute and submit to the Company a signed, enforceable release (the "Release") reasonably satisfactory to the Company pursuant to the time periods of the applicable Release and within forty-five (45) days of receiving the Release. In the Release, Executive will waive all claims or causes of action arising out of or related to his employment and the termination of his employment, other than claims or causes of action for his entitlements under Sections 5(b), 5(c), or 5(d) as applicable, related to his status as a stockholder of the Company, or for indemnification or liability insurance coverage. Such Release shall be provided to Executive within three (3) business days of the date of Executive's termination of employment. Executive may revoke his signed Release within seven (7) days of signing such Release, provided such revocation is made in accordance with the provisions for revocation set forth below. Any such revocation must be made in writing and must be received by the Company within such seven (7) day period. If Executive timely revokes his Release he shall not be eligible to receive any Severance Pay or continue to receive Severance Benefits under this Section 5 effective on the date of such revocation. If Executive timely submits a signed Release and does not exercise his right of revocation and/or the revocation period expires prior to the expiration of the Release Period he shall be eligible to receive Severance Pay and continue to receive Severance Benefits under this Section 5. Executive's acceptance and right to retention of Severance Pay and/or Severance Benefits are contingent upon the terms of this Agreement and full compliance with the terms of the Release.

(ii)    Executive must acknowledge in the Release that the restrictive covenants contained in this Agreement or in any long-term incentive award agreements or any predecessor or successor plan and any and all other agreements between Executive and the Company or to which Executive is a party, relating to non-competition, non-solicitation of employees, clients and others, non-disparagement and confidentiality will remain in force for the period specified therein and the Severance Pay that Executive may be entitled to pursuant to this Agreement is additional consideration for such restrictive covenants. In addition, the Release will provide that the Executive must fully cooperate with the Company, its attorneys, agents, representatives, and employees with respect to legal and business matters that are either known at the time of Executive’s separation from service or that may later become known. Cooperation includes but is not limited to release of documents, review of documents, and attending depositions, hearings, and trials on reasonable notice. The Release will not contain any further restrictions or other covenants to which Executive must agree.

(h)Definitions. For purposes of this Agreement:

"Affiliate" means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

"Cause" shall mean and be limited to the following: (i) conviction of, or guilty plea concerning or confession of any felony, (ii) any act of fraud, theft or embezzlement committed by Executive in connection with the Company's or its subsidiaries' business, (iii) any material breach by Executive of this Agreement, after written notice thereof from the Board is given in writing and such breach is not cured to the satisfaction of the Company within a reasonable period of time (not greater than thirty (30) days) under the circumstances; (iv) any material breach of any reasonable and lawful rule or directive of the Board which is consistent with Executive's position as CEO, (v) the gross or willful neglect of duties or gross misconduct by Executive; or (vi) the habitual use of illegal drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board's good faith determination materially interferes with the performance of Executive's duties to the Company.

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"Change in Control" shall be deemed to have occurred if (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on December 31, 2024, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least fifty-one percent (51%) of the directors then still in office who either were directors on December 31, 2024 or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (i) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) for each amounts due hereunder that constitutes deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and solely to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under this Agreement with respect to such amount only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code, subject to an increases in the percentages provided hereunder as those provided for in Treasury Regulation 1.409A-3(i)(5).

"Disability" means, as determined by the Board in good faith following the Board’s receipt of a written determination of Executive’s physician, of Executive's inability, due to disability or incapacity, to perform all of Executive's duties hereunder on a full-time basis for (i) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty five (365) days or, (ii) where Executive's absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and Executive is unable to resume Executive's duties on a full time basis within ten (10) days of receipt of written notice of the Board's determination under this clause (ii).

"Excise Tax" means the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax.

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"Good Reason" means the occurrence, without the express prior written consent of Executive, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notification by Executive (which written notice must be delivered within ninety (90) days of the occurrence of such circumstances) that Executive intends to terminate Executive's employment for one of the reasons set forth below: (i) the failure by the Company to pay to Executive any portion of Executive's Base Salary or Annual Bonus within thirty (30) days following the date such compensation is due; (ii) the relocation of Executive's principal office at the Company to a location outside a fifty (50) mile radius from Executive's present principal office location with the Company; (iii) Executive is assigned duties, compensation or responsibilities that are materially reduced with respect to the scope or nature of his duties, compensation and/or responsibilities immediately prior to such assignment; and (iv) any material breach by the Company of this Agreement. Executive's right to terminate employment for Good Reason must be exercised by Executive within six (6) months following the initial existence of the condition that constitutes Good Reason, otherwise Executive's right to terminate employment for Good Reason shall be deemed to have been waived.

"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, its Affiliates or any of their respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(i)Resignation as Officer or Director. Upon a termination of employment for any reason, unless requested otherwise by the Company, Executive shall resign each position (if any) that Executive then holds as an officer or director of the Company or any of its subsidiaries. Executive's execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive's name and on Executive's behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(j)Section 409A. It is intended that (i) each installment of the payments provided under this Agreement is a separate "payment" for purposes of Section 409A of the Code, and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything contained to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 5 hereof until Executive would be considered to have incurred a "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)). Notwithstanding anything to the contrary in this Agreement, if the Company determines (1) that on the date Executive's employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a "specified employee" (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive's death. Any payments delayed pursuant to this Section 5(j) shall be made in a lump sum on the first day of the seventh (7th) month following Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive's death. In addition, to the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement (including any reimbursements under Section 4(d) hereof) or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. For purposes of the payment of the Severance Benefits, the Company may treat the amounts paid by it for premiums as taxable to the Executive or make such payments (less any required withholding) directly to the Executive to the extent required to avoid adverse consequences to the Executive or the Company under either Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, the “PPACA”); provided, further, that the Company may modify or discontinue Severance Benefits to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the PPACA (to the extent applicable). The Company and the Executive acknowledge that this Agreement shall be deemed a notice and non-renewal by both parties of the Original Agreement and entry into a new agreement providing for the understanding between the parties related to the subject matter hereof.

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6.COVENANTS. The Executive understands the Company has developed, and is continuing to develop, substantial relationships with actual and prospective officers, directors, employees, consultants, agents, customers, referral sources, clients, vendors, suppliers, investors, and equity and financing sources, associate and customer goodwill, and confidential and proprietary business information and trade secrets, which the Company and its subsidiaries and Affiliates have the right to protect in order to safeguard their legitimate business interests. Any misappropriation of such relationships or goodwill, or any improper disclosure or use of the Company’s and its subsidiaries’ and Affiliates’ confidential and proprietary business information and trade secrets would be highly detrimental to their business interests in that serious and substantial loss of business and pecuniary damages would result therefrom. The Executive acknowledges that during the period of his employment with the Company or any subsidiary or Affiliate, he shall have access to the Company’s Confidential Information (as defined below) and will meet and develop such relationships and goodwill. Nothing contained in this Section 6 shall limit any common law or statutory obligation that the Executive may have to the Company or any subsidiary or Affiliate. For purposes of this Section 6, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Executive’s employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate the Executive’s employment (which termination shall not be considered a termination for any purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Executive’s employment relationship with such entity mutatis mutandis.

(a)Noncompetition. The Executive agrees that during the period of his employment with the Company or any subsidiary or Affiliate and for the one (1) year period immediately following the termination of such employment for any reason or for no reason, the Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business. For purposes of this Section 6(a), “Competing Business” means a business (which shall include any sole proprietorship, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other for-profit or not-for-profit business organization) engaged in the business of financing insurance premiums within the United States.

(b)Solicitation of Employees, Clients, Referral Sources, Vendors, Etc. The Executive agrees that during the period of his employment with the Company or any subsidiary or Affiliate, and for the one (1) year period immediately following the date of termination of such employment for any reason, the Executive shall not, directly or indirectly, jointly or individually, on Executive’s own behalf or on behalf of or in assistance to any individual, person or entity, for any purpose or in any place:

(i)    solicit for employment or service, hire, employ or retain the services of any Covered Employee (as defined below) or induce or encourage any Covered Employee to terminate or sever his, his or its employment or other relationship with the Company or any subsidiary or Affiliate or any of their successors or assigns; or

(ii)    solicit business from any Covered Person (as defined below) or induce or encourage any Covered Person to terminate, change or reduce his, her or its relationship with the Company or any subsidiary or Affiliate or any of their successors or assigns. Notwithstanding the foregoing, a general advertisement or solicitation for employment that is not targeted and that does not have the effect of being targeted to any current or former Covered Employee or Covered Person shall not, by itself, be deemed to be a violation of the restrictions on solicitation contained in this Section 6(b). For purposes of this Section 6(b), "Covered Employee" shall mean any officer, director, employee, consultant or agent who is employed or engaged by the Company or any subsidiary or Affiliate or any of their successors or assigns or was so employed or engaged at any time during the twelve (12) months prior to the Executive’s termination of employment, and "Covered Person" shall mean any customers, residents, patients, referral sources, clients, vendors, suppliers, investors, equity or financing sources, or consultants of the Company or any subsidiary or Affiliate or any of their successors or assigns.

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(c)Disparaging Comments. The Company and Executive agree that during the period of Executive's employment with the Company or any subsidiary or Affiliate, and any time thereafter, (i) Executive shall not make any disparaging or defamatory comments regarding the Company or any subsidiary or Affiliate or any of their successors or assigns, and the Company and its Affiliates shall not make or issue any public statements which are disparaging or defamatory regarding Executive, and (ii) after termination of Executive's employment relationship with the Company, neither party shall make any comments concerning any aspect of the termination of their relationship. The obligations of the Company or Executive under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

(d)Confidentiality. All books of account, records, systems, correspondence, documents, memoranda, manuals, email, electronic or magnetic recordings or data and any and all other data, in whatever form and any copies thereof, concerning or containing any reference to the works and business of the Company or any subsidiary or Affiliate shall belong to the Company and shall be given up to the Company whenever the Company requires the Executive to do so. The Executive agrees that the Executive shall not at any time during the term of the Executive’s employment with the Company or any subsidiary or Affiliate, or at any time thereafter, without the Company's prior written consent, disclose to any individual, person or entity any information or any trade secrets, plans or other information or data, in whatever form (including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company's or any subsidiary's or Affiliate's or any of their customers', referral sources' or clients' practices, businesses, procedures, systems, plans or policies (collectively, "Confidential Information"), nor shall the Executive utilize any such Confidential Information in any way or communicate with or contact any such customer, referral source or client other than in connection with the Executive’s employment by the Company or any subsidiary or Affiliate. The Executive hereby confirms that all Confidential Information constitutes the Company's exclusive property, and that all of the restrictions on the Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company's reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any subsidiary or Affiliate. Notwithstanding the foregoing, nothing in this Agreement (or any other Company policy or contract to which the Executive is or was subject) shall be construed to prohibit the Executive from communicating with any federal, state or local governmental agency or commission with oversight of the Company, as provided for, protected under or warranted by applicable law.

With respect to any Confidential Information that constitutes a "trade secret" pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two (2) year period immediately following termination of the Executive’s employment for any reason, whichever is longer. With respect to any Confidential Information that does not constitute a "trade secret" pursuant to applicable law, the restrictions described above shall remain in force during Executive’s employment and for the two (2) year period immediately following termination of such employment for any reason.

The Executive agrees that the Executive shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by his alone or in conjunction with others, during or after working hours, while in the employ of the Company or any subsidiary or Affiliate (all of which is collectively referred to in this Agreement as "Proprietary Information"); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and (b) general business knowledge and work skills of the Executive, even if developed or improved by the Executive while in the employ of the Company or any subsidiary of Affiliate. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Executive to the Company. The Executive’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 6(d) shall continue beyond the Executive’s termination of employment and the Executive shall, at the Company's expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

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(e)Enforcement.

(i)    The Executive acknowledges that compliance with all provisions, covenants and agreements set forth in this Agreement, and the duration, terms and geographical area thereof, are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries and Affiliates.

(ii)    The Executive acknowledges that a breach of the Executive’s obligations under this Section 6 will result in irreparable and continuing damage to the Company and/or its subsidiaries and Affiliates for which there is no adequate remedy at law.

(iii)    The Executive acknowledges that the Executive’s education, experience and/or abilities are such that the enforcement of the restrictive covenants in this Agreement will not prevent the Executive from earning a living and will not cause any undue hardship upon the Executive.

(iv)    In the event of the violation by the Executive of any of the covenants contained in Section 6, the terms of each such covenant so violated shall be automatically extended from the date on which the Executive permanently ceases such violation for a period equal to the period in which the Executive was in breach of the covenant or for a period of twelve (12) months from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant(s), whichever period is later.

(v)    The Executive agrees that, in the event of any breach of the restrictive covenants contained in this Agreement, the Company and/or its subsidiaries and Affiliates shall be entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief to restrain the violation of the terms hereof by the Executive, and all persons acting for or on the Executive’s behalf.

(vi)    Each of the restrictive covenants contained in this Agreement is independent of any other contractual obligations of this Agreement or otherwise owed by the Executive to the Company and/or its subsidiaries and Affiliates. The existence of any claim or cause of action by the Executive against the Company and/or its subsidiaries or Affiliates, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company and/or its subsidiaries and Affiliates of any restrictive covenant contained in this Agreement.

(f)    Remedies.

(i)    It is intended that, in view of the nature of the Company's and its subsidiaries' and Affiliates' business, the restrictions contained in this Agreement are considered reasonable and necessary to protect the Company's and its subsidiaries' and Affiliates' legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company and/or its subsidiaries and Affiliates. In the event of a material breach (a “Covenant Breach”) or threatened breach of a material term by the Executive, the Company and its subsidiaries and Affiliates shall be entitled to a temporary restraining order and injunctive relief without the posting of a bond. Nothing contained herein shall be construed as prohibiting the Company or its subsidiaries or Affiliates from pursuing any other legal or equitable remedies available to it or them for any breach or threatened breach of a material term, including, without limitation, recoupment and other remedies specified in the Agreement. In the event of a dispute regarding, arising out of, or in connection with the breach, enforcement or interpretation of this Agreement, including, without limitation, any action seeking injunctive relief, the prevailing party shall recover all reasonable attorneys’ fees and costs incurred in connection therewith.

(ii)    In the event of a Covenant Breach, the Company shall have the authority to cancel or recoup LTI Awards in accordance with the terms of such awards; provided, that in the case of a Covenant Breach with respect to Section 6(a) and only with respect to LTI Awards granted after the date of this Agreement, the Company may not exercise such remedy unless Executive shall not have fully corrected such circumstances within thirty (30) days following written notification from the Company. This remedy shall be in addition to all other remedies, including those set forth in this Agreement and any other agreements between the parties.

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7.SECTION 280G.

(a)    Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the "Total Payments") would not be deductible (in whole or in part) by the Company or any of its subsidiaries or Affiliates making such payment or providing such benefits as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced (if necessary, to zero) in accordance with Section 409A, and all other Total Payments shall thereafter be reduced (if necessary, to zero) in accordance with Section 409A with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)    For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (iii) the severance payments payable to Executive pursuant to Section 5 hereof shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) of this paragraph) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of Section 280G of the Code, in the opinion of Tax Counsel; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

8.ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive's heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company's rights or obligations hereunder, may be assigned by Executive, and any such attempted assignment shall be null and void. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company's subsidiaries, Affiliates or parent corporations, provided that such subsidiary, Affiliate or parent corporation directly or indirectly owns all or substantially all of the Company's consolidated assets, or to any other successor or assign in connection with the sale of all or substantially all of the Company's assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9.    GENERAL.

(a)    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:

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To the Company:

General Counsel
Joel Bernstein

2666 Tigertail Ave.,

Suite 104

Miami, FL 33133

with a copy which shall not constitute notice to:

Chairman of the Board
c/o Standard Premium Finance Holdings, Inc.
13590 SW 134 Ave

Suite 214

Miami, FL 33186

To Executive:

William Koppelmann:

At the address shown in the Company's personnel records or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)    Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)    Entire Agreement. This document, together with all restrictive covenants in any and all agreements between Executive and the Company or to which Executive is a party, and that certain Indemnification Agreement, dated as of February 28, 2025, between the Company and Executive, constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and except as otherwise explicitly set forth in this Agreement, supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d)    Counterparts. This Agreement may be executed on separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same agreement.

(e)    Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Florida without giving effect to principles of conflicts of law of such state.

(g)    Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h)    Waiver. The waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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(i)    Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)    Construction. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k)    Arbitration. Except as necessary for the Company and its subsidiaries, Affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement, the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, Affiliates, successors or assigns, shall be submitted to binding arbitration in Miami Dade County, Florida according to the Employment Dispute Resolution Rules and procedures of the American Arbitration Association. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, Affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

(l)    Clawback. Notwithstanding anything herein to the contrary, any performance-based incentive compensation amounts paid or payable to Executive shall be subject to forfeiture, reduction, and/or recoupment (i) to the extent provided in the Company’s Clawback and Forfeiture Policy, as it may be amended from time to time; (ii) to the extent that Executive becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy adopted by the Company to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under applicable legal requirements which impose recoupment, under circumstances set forth in such applicable legal requirements, including the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the provisions of this paragraph apply solely with respect to performance-based short-term or long-term cash or equity-based incentive compensation awarded on or after December 31, 2024 (and for the avoidance of doubt, such forfeiture, reduction, and/or recoupment shall not apply to short-term cash incentive compensation paid for a performance period ending prior to, or to performance-based LTI Awards granted prior to, December 31, 2024).

10.EXECUTIVE REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive's duties hereunder.

[Remainder of page is left blank intentionally]

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement effective as of the year and date first above written.

STANDARD PREMIUM FINANCE HOLDINGS, INC.

By: /s/ Carl Christian Hoechner
Name: Carl Christian Hoechner
Title: Chairman of the Compensation Committee of the Board of Directors

By: /s/ Margaret Ruiz
Name: Margaret Ruiz
Title: Secretary

EXECUTIVE

/s/ William Koppelmann
William Koppelmann

[Signature Page to Amended and Restated Employment Agreement]

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